Exhibit 4.6

HOVERINK BIOTECHNOLOGIES, INC.

RESTRICTED STOCK GRANT AGREEMENT

___________, 2017

WHEREAS, the Board of Hoverink Biotechnologies, Inc., a Delaware Corporation (the “Company”), has determined that the grant of Restricted shares of the Company’s Common Stock to W. Neil Gallagher, (the “Consultant”) in recognition and appreciation of services previously performed by W. Neil Gallagher, (the “Consultant”) on behalf of the Company is an effective means to align management interest with stockholder interests;

WHEREAS, the continued participation of W. Neil Gallagher, (the “Consultant”) is considered by the Company to be valuable to the Company’s growth; and:

WHEREAS, the Company is willing to grant, and W. Neil Gallagher, (the “Consultant”) named below is willing to accept, Restricted shares of the Company’s authorized Common Stock, par value $0.0001 per share, according to the terms and conditions contained herein.

1.	NOTICE OF GRANTS OF STOCK

Name: W. Neil Gallagher, (the “Consultant”)

You have been granted shares of Common Stock of the Company, on the following dates and in the following amounts, subject to the terms and conditions of this Agreement:

2.	AGREEMENT
a)

Issuance of Shares . By signing below, W. Neil Gallagher, (the “Consultant”) hereby accepts from the Company, and in recognition and appreciation of but not as compensation for past services to the Company, the Company hereby issues to the W. Neil Gallagher, (the “Consultant”) an aggregate of 1,000,000 which shall vest immediately for a total amount of 1,000,000 shares of Common Stock (the “Shares”), on the schedule set forth below. The Company will, promptly after execution of this Agreement, issue a certificate representing the Share registered in the name of W. Neil Gallagher, (the “Consultant”) or as directed by W. Neil Gallagher, (the “Consultant”). Alternatively, upon request by W. Neil Gallagher, (the “Consultant”), the Company will work with its transfer agent to have the Shares delivered electronically to a brokerage account of W. Neil Gallagher, (the “Consultant”). In return, W. Neil Gallagher, (the “Consultant”) will deliver to the Company an executed counterpart of this Agreement.

b)	Vesting . 1,000,000 Shares shall be fully vested upon issuance to W. Neil Gallagher, (the “Consultant”)

Dates of Grant Total	Number of Shares of Stock
, 2017	1,000,000 Par Value $ .0001

TOTAL    1,000,000 Shares of Common Stock

3.	Definitions . As used herein, the following definitions will apply:

a)	“Board” means the Board of the Company or any committee of an individual or individuals that has been designated by the Board to administer this Agreement.

b)	“Common Stock” means the Common Stock of the Company, par value $0.0001 per share.

c)	“Securities Act” means the Securities Act of 1933, as amended.

4.

Withholding of Taxes . By signing below, W. Neil Gallagher, (the “Consultant”) , acknowledges that the issuance of the Shares on the schedule set forth above may constitute compensation or have other taxable consequences to W. Neil Gallagher, (the “Consultant”), and that grants will be treated as supplemental wages and be added to W. Neil Gallagher, the “Consultant’s W-2 Form. The Company will be responsible for payment of its portion of any applicable Social Security and Medicare taxes relating to the Shares, and W. Neil Gallagher, (the “Consultant”) will be responsible for payment of his or her portion. W. Neil Gallagher, (the “Consultant”) acknowledges and agrees that the Shares are subject to appropriate income tax withholding, and that W. Neil Gallagher, (the “Consultant”) shall be responsible for any liability for any federal, state or local income taxes required by law to be withheld with respect to such Shares (the “Withholding Taxes”).

5.

Tax Consequences . In addition to the acknowledgement above in Section 4, W. Neil Gallagher, (the “Consultant”) represents and warrants that he or she has reviewed with his or her own tax and financial advisors the federal, state, local, and foreign tax consequences of this investment and the transactions contemplated by this Agreement (including, without limitation, the withholding provisions of Section 4 of this Agreement). W. Neil Gallagher, (the “Consultant”) is relying solely on such tax and financial advisors and not any statements or representations of the Company or any agent of or legal, tax, or financial advisor to the Company. W. Neil Gallagher, (the “Consultant”) understands that he or she (and not the Company) shall be responsible for the W. Neil Gallagher, the “Consultant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

6.	Additional Actions . The parties shall execute such further instruments and take such further action as may reasonably be necessary to carry out the intent of this Agreement.

7.

Rights as Shareholder . W. Neil Gallagher, (the “Consultant”) shall be the record owner of the Shares until or unless such shares are sold or transferred, and as record owner shall be entitled to all rights of a common stockholder of the Company, including, without limitation, voting rights with respect to the Shares, and (the “Consultant”) shall receive, if and when paid, any dividends on all of the Shares granted hereunder as to which (the “Consultant”) is the record holder on the applicable record date.

8.	General Provisions .

a)

This Agreement will be governed by the internal substantive laws, of Delaware. This Agreement represents the entire agreement between the parties with respect to the issuance of the Shares to (the “Consultant”).

b)

Any notice, demand or request required or permitted to be given by either the Company or the (the “Consultant”) pursuant to the terms of this Agreement will be in writing and will be deemed given when delivered personally or deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties at the addresses of the parties set forth at the end of this Agreement or such other address as a party may request by notifying the other in writing.

c)

The rights of the Company under this Agreement will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

d)

Either party’s failure to enforce any provision of this Agreement will not in any way be construed as a waiver of any such provision, nor prevent that party from thereafter enforcing any other provision of this Agreement. The rights granted both parties hereunder are cumulative and will not constitute a waiver of either party’s right to assert any other legal remedy available to it.

e)	(the “Consultant”) agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

f)

(THE “CONSULTANT”) ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREUNDER DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS AN CHIEF EXECUTIVE OFFICER FOR ANY PERIOD OR AT ALL, AND SHALL NOT INTERFERE WITH (THE “CONSULTANT”) RIGHT OR THE COMPANY’S RIGHT TO TERMINATE (THE “CONSULTANT”) EMPLOYMENT WITH THE COMPANY AT ANY TIME, WITH OR WITHOUT CAUSE.

9.

Entire Agreement . By (the “Consultant”) signature below, (the “Consultant”) represents that he or she is familiar with the terms and provisions of this Agreement and hereby accepts it subject to all of the terms and provisions hereof. (the “Consultant”) has reviewed this Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of this Agreement. (the “Consultant”) agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under this Agreement. (the “Consultant”) further agrees to notify the Company upon any change in the residence indicated below.

IN WITNESS WHEREOF, this Stock Grant Agreement is deemed made as of the date first set forth above.

(the “Consultant”)

Dated The _______ Day Of ___________, Two Thousand _______

____________________________

W. Neil Gallagher, (the “Consultant”),

____________________________
Cyrus Sajna

Director

Hoverink Biotechnologies, Inc.